Exhibit 2.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), executed this 23rd day of February, 2017, but effective on January 1, 2017 at 12:01 a.m. Mountain Standard Time, is by and between Morning Gun Exploration LLC, a Colorado limited liability company, 1601 Arapahoe St., Box 1, Daniel Fisher Tower, Denver, CO 80202, as “Seller”, and PetroShare Corp., a Colorado corporation, 9635 Maroon Circle, Suite 400 Englewood, CO, 80112 (as “Purchaser”). The transaction contemplated by this Agreement may be referred herein as the “Transaction”. Seller and Purchaser may be referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Purchaser wishes to purchase and Seller wishes to sell, all of Seller’s right, title and interest in the oil and gas leases described on the attached Exhibit A (the “Leases”) covering the lands described on Exhibit A (the “Lands”), along with all of the rights appurtenant thereto, pursuant to the terms of this Agreement, subject to the MGE ORI shown on Exhibit A and the reservation of all depths in the Leases and Lands described in Exhibit A that are located in T7N, R63E, 6th P.M. but only as to those depths below 50’ above the top of the J Sand formation.

THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, the Parties agree as follows:

SECTION 1
PURCHASE AND SALE

1.1                               Purchase and Sale. Upon satisfaction of all of the requirements and conditions set forth herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller:

(A)       All of Seller’s right, title and interest in the Leases and Lands described on Exhibit A, and all rights and privileges appurtenant thereto, subject to Seller’s reservation of the MGE ORI described in (D) below and the lands, depths and formations described in (E) below.

(B)       All rights of Assignor in the oil, gas, related hydrocarbons and other minerals produced or producible from the Leases, and all contracts, easements, rights-of-way, surface leases, licenses, permits, servitudes, approvals, consents, permits and similar agreements related to or associated with the Lands and Leases, but EXCEPTING AND RESERVING to Seller any of the aforementioned rights to the extent they are required by Assignor to conduct future operations on the Leases, Lands, depths and formations reserved in (E) below.

(C)       All of Seller’s records pertaining to the Leases and Lands including but not limited to maps, lease files, ownership reports, abstracts and title opinions, if any.

(D)       RESERVING UNTO SELLER the “MGE ORI” shown on Exhibit A in the applicable Leases and Lands, proportionately reduced. The MGE ORI shall apply to all extensions, renewals or replacement of a Lease subject to an MGE ORI covering all or any portion of the lands covering the Lease as described on Exhibit A, that is acquired (whether directly or indirectly) by Purchaser, its successors or assigns, within two years following the expiration of the primary term of the Lease;

(E)        AND FURTHER EXCEPTING FROM THIS ASSIGNMENT AND RESERVING UNTO SELLER all depths and formations in the Leases and Lands described on Exhibit A that are located in T7N, R63E, 6th P.M. but only as to those depths and formations below 50’ above the top of the uppermost J Sand formation (the “Deep Rights”).

(F)         DATA RIGHTS: Notwithstanding anything to the contrary in 1.1(E) above, in the event Seller or its successor in interest in Leases and Lands covering the Deep Rights conducts seismic and/or drilling activities, Seller agrees to provide to Purchaser on a timely basis the following information:

1)  Written notification of seismic and/or drilling activities including, but not limited to, drilling plans, well plats, proposed surface location and bottom hole location of any well or wells to be drilled.

2)  Copies of seismic data, daily drilling and completion reports covering all depths, well logs of all depth and kinds, cutting and core samples, petro-physical analysis and other similar data associated with such activity.

The real and personal property described in (A) through (C) above, less the exceptions and reservations described in (D) and (E) above, are referred to hereinafter as the “Assets”.

1.2                               Purchase Price and Deposit. The Purchase Price that Purchaser shall pay for the Assets shall be Two Million Five Hundred and Eighty Two Thousand Five Hundred US Dollars ($2,582,500.00), and shall be composed of: (a) a deposit of Two Hundred Fifty Eight Thousand Two Hundred Fifty US Dollars ($258,250.00) to be paid upon execution of this agreement (the “Deposit”) (b) at closing a payment of One Million Four Hundred Ninety One Thousand Seven Hundred Fifty ($1,491,750.00) in cash (the “Cash Component”) (c) less or plus any adjustments to the Purchase Price provided for herein, and (d) Four Hundred Fifty Thousand (450,000) restricted shares of common stock of PetroShare Corp. (the “Shares”), valued for purposes of this Agreement, at $1.85 per share. If this Agreement is terminated without a Closing, then the distribution of the Deposit shall be governed by the provisions of 5.8

1.3                               Valuation, Conditions, Restrictions and Representations Regarding Common Stock included in the Purchase Price.

(A)                               The Shares will be “restricted securities” as that term is defined in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). They may be resold only in compliance with Rule 144 or some other exemption from registration under the Securities Act.

(B)                               The Parties acknowledge that certain consents and approvals are required to issue the Shares, including approval of the PRHR-OTCQB, and that the Shares will not actually be delivered to Seller at the Closing. After Closing,  Purchaser shall diligently apply for and obtain all necessary consents and approvals to cause the Shares to  be  delivered  to  Seller  as  soon as possible after the Closing Date.  Purchaser hereby acknowledges that, notwithstanding the number of days before the Shares are delivered to the Seller, the “holding period” under Rule 144 starts on the Closing Date.

(C)                         Any and all expenses and costs, including attorney fees, associated with Purchaser obtaining the requisite consents and approvals to issue the Shares shall be borne solely by Purchaser.

(D)                               Seller represents, covenants and warrants that Seller qualifies as an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) and that it is acquiring the Shares included in the Purchase Price for its own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, and it has no present intention of distributing or selling such Shares. Seller understands that the Shares have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and hereby agrees not to make any sale, transfer or other dispositions of such Shares unless either (1) such Shares have been registered under the Securities Act and all applicable state and other securities laws and any such registration remains in effect or (ii) registration is not required under the Securities Act or applicable state securities laws with respect to such sale, transfer or other disposition. Seller acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares.

(E) Purchaser represents, covenants and warrants that Purchaser is an entity subject to the reporting requirements of the Securities Exchange Act of 1934. Seller represents, covenants and warrants that it is not an affiliate, a director, a large shareholder, or has any relationship with Purchaser which constitutes a relationship of control or would permit Seller in any way to exercise control over Purchaser. Provided Seller meets the requirements of Rule 144 as heretofore referenced, Purchaser shall, upon Seller’s written request, provide instructions to its stock transfer agent to remove the restrictive legend from the Shares.

SECTION 2
DUE DILIGENCE

2.1                               Purchaser shall have the right, from the date of execution of this Agreement through [3 weeks from execution of this agreement] at 5:00 p.m. (the “Due Diligence Period”), to conduct a “due diligence” examination of the Leases and Lands to confirm that MGE is the owner of “Defensible Title” to the Leases and Lands, and to conduct site visits and a Phase I Environmental assessment to ensure that the Leases and Lands are not subject to an Environmental Defect as defined below.

2.2                               Books and Records. Purchaser shall have the right, during normal business hours during the Due Diligence Period, to inspect Seller’s book and records relating to the Assets at Seller’s office. The Seller shall provide the Purchaser with any information in its possession or control regarding the Assets, including but not limited to lease files, contract files, lease ownership reports, abstracts and surveys. Seller shall also provide the Purchaser with access to Seller’s geoscience, engineering, well  files and  processed and  interpreted  seismic data, if  any, covering lands and wells located within a one mile radius of the Lands and Leases.

2.3                               Inspection. Upon execution of this Agreement, Seller shall authorize Purchaser to exercise Seller’s rights, during the Due Diligence Period, to access to the surface of the Leases and Lands to allow Purchaser to inspect and determine the condition of the Assets.

SECTION 3
REPRESENTATIONS

3.1                               Seller’s Representations. Seller represents and warrants, from the date of execution of this Agreement through the Closing Date as defined below, as follows:

(A)                               Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.

(B)                               Seller has all requisite power and authority necessary to: deliver to Purchaser, on the Closing Date, all record and equitable title, and all record title and equitable ownership, of the Assets; and to carry on its business as presently conducted, to execute, deliver and perform this Agreement and each other document executed or to be executed by Seller in connection with this Transaction.

(C)                               The execution and delivery of this Agreement does not (i) violate or conflict with any provision of Seller’s governing documents, or any provision of any statute, rule or regulation applicable to Seller or any mortgage, security agreement, lease, contract agreement, instrument or obligation to which Seller is a party or by which Seller is bound, or (ii) violate or conflict with any judgment, decree or order applicable to Seller.

(D)                               There are no actions, suits, ongoing governmental investigations, written governmental inquiries, or other proceedings pending or, to the best of Seller’s knowledge, threatened against Seller, in any court or by or before any federal, state, municipal or other governmental agency, or any arbitrator that would affect Seller’s ability to execute and deliver this Agreement and consummate this Transaction.

(E)                                According to Seller’s best information and belief, Seller is the record title owner of a total of 2,970.39 Net Lease Mineral Acres in the Leases and Lands described in Exhibit A. The term “Net Lease Mineral Acres”, as applied to a Lease, is the product that results when you multiply the number of gross acres covered by the Lease by the percentage of oil, gas and mineral rights covered by the Lease, multiplied again by the percentage of working interest that the Seller owns in the Lease. For purposes of illustration, if the Seller owns a Lease described on Exhibit A that covers 50% of mineral in the 160 acre tract of land, and the Seller only owns 50% of the working interest in the Lease, the Seller would own 40.0 Net Lease Mineral Acres in the Lease.

(F)                                 Seller can deliver the “NRI Delivered to PetroShare” shown on Exhibit A at Closing, proportionately reduced.

(G)                               Seller has not received a written notice of termination of any of the Leases.

(H)                              The Leases are in full force and effect and Seller is not in material breach of, or material default under any of the Leases, and no event has occurred that, with the giving of notice or the lapse of time, or both, would constitute such a material breach or material default by any person or entity.

(I)                                   Seller has no knowledge, actual or otherwise, that: (i) any person or entity is in material breach of, or material default under, any Leases, or of the occurrence of any event that, with the giving of notice or the lapse of time, or both, would constitute such a material breach or material default by any person or entity; or (ii) pending legal action or regulatory non-compliance affecting the Assets.

(J)                                   Except as described on Schedule 3.1, there are no consents from third parties that are required to transfer the Assets to Purchaser.

(K)                               No third party holds any preferential purchase rights with respect to any of the Assets.

3.2                               Purchaser’s Representations. Purchaser represents and warrants, from the date of execution of this Agreement through the Closing Date, as follows:

(A)                               Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado.

(B)                               Purchaser has all requisite power, authority and financial viability to carry on its business as presently conducted, to execute, deliver and perform this Agreement and each other document executed or to be executed by Purchaser in connection with this Transaction.

(C)                               The execution and delivery of this Agreement does not (i) violate or conflict with any provision of Purchaser’s governing documents, or any provision of any statute, rule or regulation applicable to Purchaser or any mortgage, security agreement, lease, contract agreement, instrument or obligation to which Purchaser is a party or by which Purchaser is bound, or (ii) violate or conflict with any judgment, decree or order applicable to Purchaser.

(D)                               There are no actions, suits, ongoing governmental investigations, written governmental inquiries or other proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, in any court or by or before any federal, state, municipal or other governmental agency or any arbitrator that would affect Purchaser’s ability to execute and deliver this Agreement or consummate this Transaction.

SECTION 4
CLOSING

4.1                               Date of Closing. The “Closing” of this Transaction shall take place no later than 5

(five) business days after the end of the Due Diligence period, at a time and place mutually agreed to by the Parties.

4.2                               Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(A)                               Purchaser shall deliver to Seller the balance of the Cash Component of the Purchase Price, as defined above that is due and owing Seller, at Closing, under the terms of this Agreement.

(B)                               Purchaser shall deliver to Seller, an “IOU” for the Shares due and owing Seller as the “Share Component” of the Purchase Price, in the form found in Exhibit C, specifying the number of Shares, to be ultimately delivered to Seller.

(C)                               Seller shall deliver to Purchaser a fully executed and recordable Assignment and Conveyance (the “Assignment”) in the form shown in Exhibit B.

(D)                               Seller shall deliver to Purchaser adequate evidence to show that all consents and approvals required for the sale and conveyance of the Assets by Seller to Purchaser have been obtained.

(E)                                The Parties agree to execute such other instruments as necessary to carry out their respective obligations under this Agreement.

(F)                                 The Purchaser shall be responsible for the recording of the Assignments in the Office of the Clerk and Recorder, in Adams or Weld Counties, Colorado, whichever is appropriate, and shall provide a copy to Seller.

SECTION 5
PURCHASE PRICE ADJUSTMENTS AND COSTS

5.1 Seller’s Net Lease Mineral Acres. According to the Seller’s best information and belief, Seller is the record title owner of a net 2,970.39 Net Lease Mineral Acres in the Leases and Lands shown on Exhibit A.

5.2 Definitions. For purposes of this Agreement:

(A)                          The Term “Defensible Title” is defined herein as title that is: (i) free of adverse claims, material liens or encumbrances (including, without limitation, mortgages, deed of trusts, security interests, lis pendens and judgment liens), (ii) is deducible from the applicable county records, and (iii) is such that a prudent person engaged in the business of the purchase and sale of undeveloped oil and gas leases, who has knowledge of all the facts and their legal significance, would be willing to accept the same without additional curative requirements.

(B)                          The term “Permitted Encumbrances” as defined herein shall include (i) liens for taxes or assessments not yet due and not delinquent, (ii) all rights to consent by, required notices to, filings with, or other actions by federal, state or local governmental bodies, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance and have been obtained in connection with all prior transfers and conveyances, (iii) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Asset or materially affect the value thereof, and (iv) any deeds of trust or mortgages of record executed by a Lessor under any of the Leases covering the lands included in the Leases unless such Lessor is in default under the deed of trust or mortgage and the lien created by the subject deed of trust or mortgage has priority over the lien created when the Lease was recorded.

(C)                               The term “Title Defect” is defined as any lien, encumbrance, claim, defect in, or objection to title to the Leases and Lands, excluding Permitted Encumbrances, that alone or in combination with other Title Defects prevents the Seller from being able to deliver to Purchaser Defensible Title to any Net Lease Mineral Acres described on Exhibit A. A Title Defect shall not consist of or include any of the following:

(1)              defects in the early chain of title, consisting of the failure to recite marital status in a document or omissions of heirship or estate proceedings, unless Purchaser provides reasonable written evidence that such failure or omission has resulted in another party claiming title to the relevant Asset;

(2)              defects in acknowledgements;

(3)              defects arising out of lack of survey unless required by applicable law or contract;

(4)              defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative written evidence that the action was not authorized and results in another party claiming title to the Asset;

(5)              defects arising from the failure to demonstrate of record proper authority for execution by any person on behalf of a corporation, limited liability company, partnership, trust or other entity unless Purchaser provides affirmative written evidence that the person lacked authority; and

(6)              defects that are incontrovertibly defensible by possession under applicable statutes of limitation for adverse possession or for prescription.

(D) The term “Environmental Defect” shall refer to an environmental condition in, on, under or relating to lands covered by any of the Leases (including, without limitation, air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments) that requires remediation under any Environmental Law; or (b) any violation of Environmental Laws that exists with respect to a lands covered by the Leases.

5.3                               Notice(s) of Title or Environmental Defect. On or before the end of the Due Diligence Period, Purchaser shall provide Seller written notice(s) of:(a)any claim of a Title Defect, as defined above, that in the good faith opinion of the Purchaser, precludes Seller from being able to deliver Defensible Title to a Lease or any portion thereof; or (b) of any Environmental Defect. The Notice shall (i) identify the specific lands covered by a Lease that are subject to the Title or Environmental Defect; (ii) describe in reasonable detail the nature of the Title or Environmental Defect; (iii) describe the number of Net Lease Mineral Acres that are adversely affected by the Title or Environmental Defect, and the value attributed to those Net Lease Mineral Acres in Exhibit A; or (iv) describe the Net Revenue Interest to be delivered to PetroShare which is adversely affected by the Title Defect, and the value attributed to the Lease or Lands on Exhibit A; or (v) in the event the effect of the Title or Environmental Defect cannot be measured in terms of lost Net Lease Mineral Acres, Purchaser’s good faith estimate of the cash value of the Defect. For purposes of illustration, in the event a Title Defect or Environmental Defect adversely affects only one-half of a 160.0 gross acre Lease covering an undivided 25% mineral interest, the Net Lease Mineral Acres subject to the Title Defect would be 20 Net Lease Mineral Acres. There will be no adjustment to the Purchase Price for any notice of a Title or Environmental Defect received by Seller after the end of the Due Diligence Period.

5.4                               Purchase Price Adjustment Downwards. If the Parties mutually agree, prior to Closing, as to the existence of any Title or Environmental Defect identified by the Purchaser, the Asset subject to the defect will be assigned to Purchaser at Closing and the Purchase Price shall be adjusted downward by the following methodology, terms and conditions:. (A) If the Title Defect represents a discrepancy between (A) the Net Revenue Interest delivered to PetroShare for any Lease or Lands and the Net Revenue Interest stated on Exhibit A for such Lease or Lands, the Purchase Price Adjustment shall be the product of the Allocated Value of such Lease or Lands multiplied by a fraction, the numerator of which is the difference between the NRI of the Lease as represented on Exhibit A and the Net Revenue Interest that the Seller actually owns in the Lease, and the denominator of which is the Net Revenue Interest stated on Exhibit A;

(B) if the Title Defect representsa discrepancy between (A) the number of Net Lease Mineral Acres for any Lease or Lands and (B) the number of Net Lease Mineral Acres stated on Exhibit A for such Lease or Lands, then the Purchase Prices Adjustment shall be the product of the Allocated Value of such Lease or Lands multiplied by a fraction, the numerator of which is the difference between the number of Net Lease Mineral Acres in the Lease as stated in Exhibit A and the number of Net Lease Mineral Acres that the Seller actually owns in the Lease, and the denominator being the number of Net Lease Mineral Acres stated on Exhibit A.

5.5                               Title Dispute Resolution. The Parties shall attempt to resolve, through good faith negotiations, all disputes concerning (i) the existence and scope of a Title Defect, (ii) the Title Defect Amount, and (iii) the adequacy of Seller’s curative of any Title Defect (the “Title Disputed Matters”). In the event the Parties cannot resolve any Title Disputed Matter on or before Closing, it shall be resolved pursuant to Section 7.12.

5.6                               Purchase Price Adjustment Upwards. If the Purchaser should discover, during the Due Diligence Period, that Seller owns record title to more than 2,970.39 Net Lease Mineral Acres in the Leases described on Exhibit A, Purchaser shall immediately notify Seller of the Lease(s) that cover additional Net Mineral Lease Acreage, the amount of additional Net Lease Mineral Acres, and the value of the additional Net Lease Mineral Acres in each Lease, based upon the value attributed to each Net Lease Mineral Acre in the Lease as shown in Exhibit A. At Closing, the Purchase Price shall be adjusted upward by an amount equal to the value of the additional Net Lease Mineral Acreage.

5.7                               Termination of Agreement. This Agreement may be terminated as follows:

(a)                            by mutual consent of the Parties;

(b)                            by Seller, if Purchaser’s representations set forth in Section 3.2 are not true and correct or are not capable of being made true and correct on or before the Closing Date through no fault of Seller, and are not waived by Seller;

(c)                             by Purchaser, if Seller’s representations set forth in Section 3.1 are not true and correct or are not capable of being made true and correct on or before the Closing Date through no fault of Purchaser and are not waived by Purchaser;

(d)                            by either Party, in the event that the aggregate reduction to the Purchase Price pursuant to Section 5.4 exceeds ten percent (10%) of the Purchase Price; or

(e)                             by either Party, if Closing has not occurred on or before March 31, 2017.

5.8                               Remedies.

(f)                              Purchaser’s Breach. If Closing does not occur because the conditions set forth in Section 5.7(b) are not satisfied or waived prior to Closing, and Purchaser does not have a right to terminate this Agreement pursuant to Section 5.7(c), (d) or (e) Seller shall elect, in its sole discretion, to terminate this Agreement and retain the Deposit as its sole and exclusive remedy, or pursue the remedy of specific performance.

(g)                             Seller’s Breach. If Closing does not occur because the conditions set forth in Section 5.7(c) are not satisfied or waived prior to Closing, and Seller does not have a right to terminate this Agreement pursuant to Section 5.7(b), the Deposit shall be returned to Purchaser or Purchaser may elect, in its sole discretion, to pursue the remedy of specific performance.

(h)                            Other Termination. If this Agreement is terminated pursuant to Section 5.7(a) (d) or (e) the Deposit shall be returned to Purchaser and this Agreement shall become void and of no further force or effect.

SECTION 6
FUTURE LIABILITY AND INDEMNIFICATION

6.1                               Seller’s Future Liability. The Seller shall remain solely liable for all claims, demands and causes of action arising from Seller’s ownership and operation of the Assets prior to the Closing Date and arising from Seller’s ownership and operation of the Deep Rights prior to, at or after Closing.

6.2                               Purchaser’s Future Liability. The Purchaser shall assume sole liability for all claims, demands and causes of action arising from Purchaser’s ownership and operation of the

Assets from and after the Closing Date.

6.3                               Indemnification by Seller. The Seller shall indemnify and hold the Purchaser harmless from any liability or cost, including legal fees and court costs, incurred by Purchaser as a result of a claim, demand or cause of action related to or arising from Seller’s ownership and operation of the Assets prior to the Closing Date and arising from Seller’s ownership and operation of the Deep Rights prior to, at or after Closing.

6.4                               Indemnification by Purchaser. The Purchaser shall indemnify and hold the Seller harmless from any liability or cost, including legal fees and court costs, incurred by Seller as a result of a claim, demand or cause of action related to or arising from Purchaser’s ownership and operation of the Assets from and after the Closing Date.

SECTION 7
MISCELLANEOUS

7.1                               From the date of execution of this Agreement through the Closing, neither Seller nor Purchaser shall disclose any information about this Agreement or the underlying transaction to any third-party person, firm or entity (“third-party”), and Seller shall not negotiate or solicit, directly or indirectly, with any third party about the sale, transfer, assignment, exchange or other disposition of any of the Assets. For purposes of this Letter, the term “third party” shall not include the Parties’ respective agents, representatives, accountants, stockholders, partners, legal counsel and/or applicable financing institutions.

7.2                               For a period of one (1) year after the Closing Date, the Parties must mutually agree as to the content of of any press release and other announcements by a Party concerning this Agreement or the Transaction; provided, however, that mutual agreement of the Parties during this one (1) year period shall not be required for any press release or announcements that must be issued by a Party to comply with applicable securities laws or stock exchange rules. Notwithstanding anything to the contrary in this Section 7.2, neither Party shall be named in any press release or other announcement by the other Party without such Party’s prior written consent.

7.3                               Within 5 business days of the Closing Date, the Seller shall deliver to Purchaser all records pertaining to the Assets, including but not limited to lease files, ownership reports, abstracts and other title information, geological or geophysical data and records, and other files, documents and records which directly relate to the Assets.

7.4                               The terms of this Agreement may be amended, but only upon mutual agreement of the Parties, in writing.

7.5                               Any and all notices and correspondence pertaining to or required under this Agreement, shall be sent via overnight, express or first class mail, postage prepaid, by electronic message with receipt confirmed by the other Party, or by hand-delivery, at the expense of the Party originating the notice or correspondence, to the following addresses:

To Seller:

Mr. Paul J. Flatley
Morning Gun Exploration LLC
1601 Arapahoe Street, Box 1
Denver, CO 80202
720-545-5717
Email: pflatley@morninggun.com

With a copy (which shall not constitute notice) to:

John K. H. Akers, Jr.
Akers & Thompson, LLC
4700 So. Syracuse St., Suite 810
Denver, CO 80216
720-488-0835
Email: jakers@akers-lawfirm.com

To Purchaser:

Frederick J. Witsell
Petroshare Corp.
9635 Maroon Circle, Suite 400
Englewood, CO 80112
303-550-1160
Email: FWitsell@petrosharecorp.com

7.6                               The Parties agree that a facsimile or electronic copy of the fully executed Agreement shall have the same force and effect as an original document.

7.7                               This Agreement may be signed in counterpart, all of which counterparts combined shall be considered a whole.

7.8                               The Section headings contained in this Agreement .re inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.9                               This Agreement constitutes the entire understanding between the Parties and their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter. Each Exhibit to this Agreement is incorporated herein by reference.

7.10                        The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

7.11                        From time to time after Closing, the Parties shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of this Agreement.

7.12                        In the event the Parties cannot mutually agree, prior to Closing, as to a reduction in the Purchase Price due to any Title or Environmental Defect (either one being hereinafter referred to as a “Defect”), the Purchase Price shall be reduced at Closing by the allocated value of the Asset that is the subject of the Defect or by the remediation costs with respect thereto, and the eventual adjustment to the Purchase Price shall be exclusively and finally resolved pursuant to this Section 7.12. There shall be a single expert (“Expert”), who in the event of a dispute regarding a Title Defect, shall be an oil and gas title attorney licensed in Colorado, and in the event of an Environmental Defect, shall be an environmental consultant, with at least ten (10) years of relevant experience and who has not performed professional services for either Party or any of their respective affiliates during the previous five (5) years. The Expert(s) shall be selected by mutual agreement of the Parties within five (5) business days after Closing. If the Parties cannot mutually agree to an Expert within such time period, the Parties shall immediately request that any retired judge employed by the Denver, Colorado office of the Judicial Arbiter Group (“JAG”) shall select the Expert. Costs incurred at JAG will be shared by the Parties. Within five (5) business days of the date of selection of the Expert, both Parties shall deliver to the Expert a written report, not to exceed five (5) pages, plus relevant attachments, describing the alleged Defect (the “Report”). Each Report shall also include the Party’s determination as to the appropriate reduction in the Purchase Price under the terms of this Agreement if the alleged Defect was found to exist. The Expert shall, within ten (10) business days of receipt of the Reports, and based solely on the contents of the Reports, issue a decision whether or not each alleged Defect exists. Furthermore, any Purchase Price reduction ordered by an Expert with regard to a Defect must be one of the suggested Purchase Price reductions contained in the Reports. The Expert shall also provide the Parties, at the time of their decision, with a fair and reasonable allocation, among all of the alleged Defects that the Expert has been asked to consider, of the total of all fees and costs earned or incurred by the Title Expert pursuant to this Paragraph 7.12. In the event that the Expert rules in favor of a Party with regard to an alleged Defect and the amount of the reduction in the Purchase Price, the other Party shall be responsible for payment to the Expert, within ten (10) business days of the decision by the Expert, of all the fees and costs that the Expert has allocated to the Defect. Within ten (10) business days after the Expert renders its decision, the Purchase Price shall be adjusted, and the Parties shall account to each other, in accordance with the terms of such decision.

Dated this 23rd day of February, 2017.

SELLER:

MORNING GUN EXPLORATION, LLC

By:	/s/ Paul J. Flatley
Paul J. Flatley, President

PURCHASER:

PETROSHARE CORP

By:	/s/ Stephen J. Foley
Stephen J Foley
CEO

EXHIBIT A

Attached to and made a part of that certain Purchase and Sale Agreement, dated 23rd day of February, 2017 by and between Morning Gun Exploration, Inc., Seller, and PetroShare Corp., Buyer

Lease Date	TERM	Extension Terms	Twn	Rng	Sec	Legal Description	Lease Gross	Lease Net	allocation	Lessor Royalty	MGE ORI	Delivery to Petroshare at:	NRI Delivered to Petroshare

Weld County

10/8/2014	5	N/A	7	59	26	N2NE	80.00	40.00		16.00%
											0.00%	16.00%	84.0000%
3/19/2015	5	N/A	7	63	2	NE	160.80	80.40	$177,238.39	18.75%
											0.00%	18.75%	81.2500%
3/19/2015	5	N/A	7	63	2	NW	160.56	80.28	$176,973.85	18.75%
											0.00%	18.75%	81.2500%
7/2/2015	5	3	7	63	11	S2	320.00	49.07	$108,172.73	18.75%
											0.00%	18.75%	81.2500%
7/7/2015	5	3	7	63	11	S2	320.00	49.07	$108,172.73	18.75%
											0.00%	18.75%	81.2500%
7/2/2015	5	3	7	63	11	S2	320.00	49.07	108,172.73	18.75%
											0.00%	18.75%	81.2500%
9/16/2015	5	N/A	7	63	24	NW	160.00	80.00	$176,356.61	18.75%
											0.00%	18.75%	81.2500%
9/29/2015	4	3	7	63	11	NE4	160.00	160.00	$352,713.21	15.00%
											2.00%	17.00%	83.0000%
9/29/2015	4	3	7	63	10	SW4	160.00	160.00	$352,713.21	15.00%
											2.00%	17.00%	83.0000%
9/8/2015	5	5	7	63	3	SW	160.00	160.00	$352,713.21	15.00%
											2.00%	17.00%	83.0000%
10/29/2015	5	5	7	63	11	NW4	160.00	80.00	$176,356.61	12.50%
											3.50%	16.00%	84.0000%
2/1/2016	5	5	7	63	11	S2	320.00	73.60	$162,248.08	12.50%
											3.50%	16.00%	84.0000%
2/26/2016	3	2	7	63	2	E2E2SW4; SE4	200.00	40.00	$88,178.30	18.75%
											0.00%	18.75%	81.2500%
2/17/2016	5	5	7	63	2	E2E2SW4; SE4	200.00	100.00	$220,445.76	15.00%
											2,00%	17.00%	83.0000%
4/29/2016	5	5	7	63	2	E2E2SW4; SE4	200.00	5.00	$11,022.29	15.00%
											2.00%	17.00%	83.0000%
4/29/2016	5	5	7	63	2	E2E2SW4; SE4	200.00	5.00	$11,022.29	15.00%
Weld Co.											2,00%	17.00%	83.0000%
Total Acres							2,041.36	1,171.49	2,582,500.00	16.39%
			total purchase price			$2,582,500.00
			per acre			$2,204.46

Adams County
11/13/2015	5	N/A	1	67	8	NW, Limited from the surface of the earth	160.00	80.00	18.75%
						to the base of the sussex formation				0.00%	18.75%	81.25%
10/8/2014	5	N/A	2	61	6	Lots 3,4,5; SENW	160.99	80.50	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	2	61	6	NE	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	2	61	6	SW	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	2	61	6	SE	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	2	61	18	Lots 1,2; E2NW	159.68	79.84	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	2	61	18	NE	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	2	62	12	NW	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	2	62	12	NE	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	2	62	31	SE	160.00	40.00	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	2	62	31	S2NE	80.00	20.00	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	2	63	18	NW	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	2	63	18	NE	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	2	63	26	NE	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	2	63	26	SW	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	3	63	6	NW	157.12	78.56	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	3	63	6	SW	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
10/8/2014	5	N/A	3	63	6	SE	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
2/25/2015	5	N/A	3	62	2	SE	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
2/25/2015	5	N/A	3	62	8	SW	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
2/25/2015	5	N/A	3	62	8	NW	160.00	80.00	15.00%
										2.00%	17.00%	83.00%
2/25/2015	5	N/A	3	62	24	N2SW	80.00	40.00	15.00%
										2.00%	17.00%	83.00%
2/25/2015	5	N/A	3	62	24	S2NW	80.00	40.00	15.00%
										2.00%	17.00%	83.00%
2/25/2015	5	N/A	3	62	24	NENW	40.00	20.00	15.00%
										2.00%	17.00%	83.00%
2/25/2015	5	N/A	3	62	24	NWNE	40.00	20.00	15.00%
										2.00%	17.00%	83.00%
4/28/2015	5	5	2	62	12	ALL	640.00	3.75	12.50%
										2.50%	15.00%	85.00%
4/28/2025	5	5	2	62	12	ALL	640.00	3.75	12.50%
										2.50%	15.00%	85.00%
5/7/2015	5	5	2	62	12	ALL	640.00	3.75	12.50%
										2.50%	15.00%	85.00%
4/28/2015	5	5	2	62	12	ALL	640.00	3.75	12.50%
										2.50%	15.00%	85.00%
5/27/2015	5	5	2	62	12	ALL	640.00	15.00	12.50%
										2.50%	15.00%	85.00%
5/15/2015	5	5	2	62	12	ALL	640.00	15.00	12.50%
										2.50%	15.00%	85.00%
6/25/2015	5	5	2	62	12	ALL	640.00	15.00	12.50%
										2.50%	15.00%	85.00%
Adams Co.
Total Acres							3,837.79	1,758.90	14.57%

							Gross	Net	Simple Avg
Total Acres							5,879.15	2,930.39	15.20%

EXHIBIT B

to the Purchase and Sale Agreement by and between

Morning Gun Exploration, LLC, as Seller, and PetroShare Corp., as Purchaser

ASSIGNMENT AND CONVEYANCE

THIS ASSIGNMENT AND CONVEYANCE (hereinafter referred to as “Assignment”), is entered into effective January 1, 2017 at 12:01 a.m., from Morning Gun Exploration LLC, a Colorado limited liability company, 1601 Arapahoe St., Box 1, Daniel Fisher Tower, Denver, CO 80202 (as “Assignor”), to PetroShare Corp., a Colorado corporation, 9635 Maroon Circle, Suite 400 Englewood, CO, 80112 (as “Assignee”).

RECITALS

WHEREAS, Assignor and Assignee have entered into that certain Purchase and Sale Agreement dated February 23, 2017 (the “PSA”) for the sale by Assignor of certain Leases and Lands to Assignee, subject to certain reservations by Assignor.

THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, Assignor does hereby transfer, grant, bargain, sell, convey and assign to Assignee:

(a)         All of Assignor’s right, title and interest in the Leases and Lands described on Exhibit A, and all rights and privileges appurtenant thereto;

(b)         all rights of Assignor in the oil, gas, related hydrocarbons and other minerals produced or producible from the Leases and Lands;

(c)          all contracts, easements, rights-of-way, surface leases, licenses, permits, servitudes, approvals, consents, permits and similar agreements related to or associated with the Lands and Leases; and

(d)         all of Seller’s records pertaining to the Leases and Lands including but not limited to maps, lease files, ownership reports, abstracts and title opinions, if any.

EXCEPTING FROM THIS ASSIGNMENT AND RESERVING UNTO ASSIGNOR, its successors and assigns, an overriding royalty interest in the oil, gas and related hydrocarbons produced, saved and sold from each Lease described on Exhibit A equal to the “MGE ORI” shown on Exhibit A (if any).

FURTHER EXCEPTING FROM THIS ASSIGNMENT AND RESERVING UNTO ASSIGNOR all right, title and interest in the Leases and Lands located within T7N, R63W, 6th P.M., but only as to depths and formation below 50’ above the top of the J Sand formation.

The MGE ORI in each Lease shall be proportionately reduced in the same proportion that the percentage of oil, gas and mineral rights covered by the Lease relates to 100% of the oil, gas and mineral rights in the lands covered by the Lease, and again in the same proportion that the percentage of the working interest in the Lease owned by the Assignor relates to 100% of the working interest in the Lease.

The MGE ORI shall apply to all extensions, renewals or replacements of the Leases subject to the MGE ORI covering all or any portion of the lands described on Exhibit A, that are acquired (whether directly or indirectly) by Assignee, its successors or assigns, within two years following the expiration of the primary term of the Lease.

This Assignment is made pursuant to the PSA, the terms of which are incorporated herein and which shall survive the execution and delivery of this Assignment.

This Assignment shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

The Assignor warrants its title to the Leases by through and under the Assignor but no further. Assignor does not warrant the title of lessors under the Leases.

IN WITNESS WHEREOF, this Assignment has been executed and delivered on this the     23rd day of February, 2017, but is effective at 12:01 am MST on January 1.2017.

ASSIGNOR:

MORNING GUN EXPLORATION LLC

By:	/s/ Paul J. Flatley
Paul J. Flatley
President

ASSIGNEE:

PETROSHARE CORP.

By:
Fred J. Witsell
President

EXHIBIT C

PetroShare Corp. Common Stock “IOU”

2/23/2017

Mr. Paul J. Flatley
Morning Gun Exploration LLC
1601 Arapahoe Street, Box 1
Denver, CO 80202
Email: pflatley@morninggun.com

Dear Mr. Flatley:

In accordance with the terms of the Purchase and Sale Agreement (“PSA”) dated February   , 2017 between Morning Gun Exploration LLC (“Seller”) and PetroShare Corp. (“Purchaser”), incorporated herein by reference, the following shows Purchaser’s calculation of the number of shares of restricted common stock of PetroShare Corp. to be issued to Seller as part of the Purchase Price specified in the PSA.

Value of shares to be delivered at Closing: $

Number of shares to be issued:                                                                450,000

Purchaser shall deliver the certificate for such shares to Seller as promptly as possible after satisfaction of the PRHR-OTCQB listing requirements.

Sincerely,

PETROSHARE CORP.

Fred J. Witsell
President

AGREED TO and accepted this      day of February, 2017

MORNING GUN EXPLORATION LLC

By:	/s/ Paul J. Flatley
Paul J. Flatley, President